UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 25, 2024
KIORA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

332 Encinitas Blvd.
Suite 102
Encinitas, CA 92024
(858) 224-9600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, $0.01 par value	KPRX	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry Into a Material Definitive Agreement.

License Agreement

On January 25, 2024, Kiora Pharmaceuticals, Inc. (the “Company”) entered into an Exclusive License and Development Agreement (the “Agreement”) with Théa Open Innovation SAS (“TOI”) with respect to the Company’s KIO-301 molecular photoswitch product (the “Product”). Under the Agreement, the Company granted to TOI an exclusive, sublicensable license to develop, manufacture, commercialize, and file for regulatory approvals with respect to the Product throughout the world except for certain countries in Asia (the “Territory”) for use in the field of retinitis pigmentosa and/or any other disease in ophthalmology (the “Field”).

The Company will be primarily responsible for the design and implementation of clinical development of KIO-301 through phase 2, for which Kiora will be reimbursed by TOI subject to a maximum amount. TOI will be responsible at its own cost for phase 3 clinical trials and for securing regional marketing authorizations. Upon approval in respective regions, TOI will be responsible at its own cost for all commercial activities, including sales, marketing and market access.

Under the Agreement, TOI will pay the Company an up-front payment of $16.0 million. The Company is eligible to receive milestone payments totaling up to approximately $285 million, upon and subject to the achievement of certain specified clinical development, regulatory and commercial milestones. In addition, the Company is eligible to receive tiered royalties of between a high single digit to low twenty percent range based on a specified percentage of net sales of the Product in the Territory, subject to adjustment in certain circumstances. Either party may terminate the Agreement in its entirety upon certain customary events.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which are attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement and may be subject to limitations agreed upon by the contracting parties.

Item 7.01 Regulation FD Disclosure.

On January 31, 2024, the Company issued a press release announcing the signing of the Agreement with TOI and a presentation by management scheduled for 2:30 p.m. ET on January 31, 2024 (the “January 31 Press Release”). A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On January 31, 2024, the Company posted an investor presentation, which may be accessed through the Company’s investor relations website. A copy of the presentation is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein. The Company intends to use this presentation in meetings with analysts, investors and others from time to time, including its presentation by management at 2:30 a.m. ET on January 31, 2024 as disclosed in the January 31 Press Release. A live webcast of this event, as well as an archived recording, will be available in the Investor Relations section of the Company's website.

The information furnished under this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Title

10.1†*	Exclusive License and Development Agreement, dated as of January 25, 2024, by and between Kiora Pharmaceuticals, Inc. and Théa Open Innovation SAS

99.1	Press Release of Kiora Pharmaceuticals, Inc., dated as of January 31, 2024

99.2	Presentation of Kiora Pharmaceuticals, Inc. dated as of January 31, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†Certain confidential portions of this exhibit were omitted because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.
*Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KIORA PHARMACEUTICALS, INC.

By:	/s/ Melissa Tosca
Melissa Tosca
Executive Vice President of Finance
(Principal financial and accounting officer)

Date: January 31, 2024